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[National City(R) logo]                                            EXHIBIT 99.1

                                                     National City Corporation
                                                     National City Center
                                                     Post Office Box 5756
                                                     Cleveland, OH  44101-0756
                                                     216-222-2000




                                                               NEWS ADVISORY

                  NATIONAL CITY CORPORATION OFFICIALS AVAILABLE
                            TO DISCUSS DIVIDEND YIELD

WHAT: National City Corporation's dividend yield is one of the highest of any successful, growing company. President Bush's proposed dividend tax cut has made dividend-paying stocks more attractive investments. Consider including National City's stock (NYSE: NCC) in any stories or listings you prepare about the advantages of investing in companies that pay dividends. Here's why. National City has:

         o A relatively high dividend yield of 4.2% (as of January 9, 2003).

         o An uninterrupted record of paying quarterly dividends since the 1930s.

         o Increased its dividend 17 times in the past 10 years (with the last increase in July 2002). The company typically reviews potential dividend increases at mid-year.

         o        The financial strength to continue paying a dividend.
                  Profitable every year since its founding in 1845, National City has consistently achieved a high return on assets and equity. The company will announce its financial results for 2002 on January 15, with expectations for net income in the area of $1.6 billion.

WHO:     Tom Richlovsky, Treasurer
         Betsy Figgie, Investor Relations
         Tom and Betsy are available for interviews to discuss why companies pay dividends and the value of investing in dividend-paying stocks.


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NOTE:    To schedule an interview with Tom or Betsy, please contact Amber
         Garwood, 216/222-8202; Kelly Wagner, 216/222-9514; or Susan Lindner, 212/737-3160


ABOUT NATIONAL CITY

National City Corporation (NYSE:NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Indiana, Illinois, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.


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